EXHIBIT 21.1
SUBSIDIARIES OF BLACKBAUD, INC.
As of February 24, 2016

Organized Under Laws of:
Blackbaud, Inc.	Delaware
Subsidiaries
AngelPoints, LLC	Delaware
Blackbaud Asia Limited	Hong Kong
Blackbaud Canada, Inc.	Canada
Blackbaud Europe Ltd.	Scotland
Blackbaud Global Ltd.	England and Wales
Blackbaud, LLC	South Carolina
Blackbaud Pacific Pty. Ltd.	Australia
Convio, LLC	Delaware
Everyday Hero Ltd.	England and Wales
Everyday Hero Pty. Ltd.	Australia
Microedge Holdings, LLC	Delaware
Microedge Intermediate Holdings, LLC	Delaware
Microedge, LLC	New York
MyCharity, Ltd.	Ireland
NPO Account Services, LLC	Delaware
Public Interest Data, LLC	Virginia
Smart, LLC	Delaware
VFF I AIV I Corp.	Delaware
WhippleHill Communications, LLC	New Hampshire